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                                                                  Exhibit (a)(9)

                         HADCO CORPORATION ANNOUNCES THE
                            EXPIRATION OF HSR PERIOD


       SALEM, New Hampshire, March 16, 1998 - Hadco Corporation (Nasdaq:HDCO) announced today that the Hart-Scott-Rodino Act waiting period applicable to its cash tender offer for the voting securities of Continental Circuits Corp. (Nasdaq:CCIR) expired on March 14, 1998.

       Headquartered in Phoenix, AZ, Continental Circuits Corp. manufactures complex multilayer printed circuits. Markets served include original equipment manufacturers and contract assemblers in the computer, communications, instrumentation and industrial control industries.

       Hadco is the largest manufacturer of advanced electronic interconnect products in North America. The Company offers a wide array of sophisticated manufacturing, engineering and systems integration services to meet its customers electronic interconnect needs. The Company's principal products are complex multilayer rigid printed circuits and backplane assemblies. Hadco provides customers with a range of products and services that includes development, design, quick-turn prototype, pre-production, volume products, and backplane assembly. Hadco's customers are a diverse group of original equipment manufacturers and contract manufacturers in the computing (mainly workstations, servers, mainframes, storage and notebooks), data communications/telecommunications and industrial automation industries, including process controls, automotive, medical and instrumentation. The Company operates ten facilities, with nine facilities in the United States and one in Malaysia.

       Except for the historical information contained in this press release (including, net revenue, net income, and operating expectations) there may be forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from forward looking statements include, but are not limited to, general economic conditions, business conditions in the electronics industry, demand for the company's products, and other risks and uncertainties described in reports and other documents filed by the company from time to time with the Securities and Exchange Commission.

       Hadco Corporation's press releases are available through Company News on-Call by fax at 800-758-5804, PIN #390325, or on the Internet at HTTP://WWW.HADCO.COM:8080/.